Exhibit 99

FOR IMMEDIATE RELEASE
September 19, 2012

Contact: (analysts) Kris Wenker: 763-764-2607
(media) Kirstie Foster: 763-764-6364

GENERAL MILLS REPORTS FISCAL 2013 FIRST QUARTER RESULTS

Company Reaffirms Full-year Outlook

MINNEAPOLIS, MINN.---General Mills (NYSE: GIS) today reported results for the first quarter of fiscal 2013.  The period includes two months of incremental contribution from the Yoplait International acquisition completed in July 2011, and three months of results for the Food Should Taste Good, Yoplait Ireland and Parampara Foods businesses acquired during the final quarter of fiscal 2012.

Fiscal 2013 First Quarter Financial Summary

•                  Net sales grew 5 percent to $4.05 billion, reflecting contributions from acquired businesses.

•                  Segment operating profit grew 6 percent to $769 million.

•                  Diluted earnings per share (EPS) totaled 82 cents, including a net benefit from a discrete tax item and higher mark-to-market valuation of certain commodity positions.

•                  Adjusted diluted EPS, which excludes certain items affecting comparability, totaled 66 cents this year and 64 cents in last year’s first quarter.  (Please see Note 8 below for reconciliation of this non-GAAP measure.)

Net sales for the 13 weeks ended Aug. 26, 2012, grew 5 percent to $4.05 billion.  Pound volume contributed 9 points of sales growth, primarily reflecting acquisitions.  Price realization and mix reduced net sales growth by 2 points, and foreign exchange subtracted 2 points of sales growth.  Gross margin as reported was above year-ago levels, but excluding mark-to-market effects underlying gross margin was 40 basis points below year-ago levels.  (Please see Note 8 below for reconciliation of this non-GAAP measure.)  Total marketing spending in the quarter was weighted toward in-store promotional support for established brands and new product introductions; advertising and media expense was 7 percent below year-ago levels.  Total segment operating profit grew 6 percent to $769 million (Please see Note 8 for reconciliation of this non-GAAP measure).  First-quarter net earnings attributable to General Mills totaled $549 million and diluted earnings per share totaled 82 cents.  These results include a 7-cent per share net benefit from mark-to-market valuation of certain commodity positions, and a 10-cent net benefit related to a discrete tax item.  These benefits were partially offset by charges totaling 1-cent per share for restructuring actions taken in 2012 and acquisition-related integration expense.  Adjusted diluted EPS, which excludes the items discussed above, totaled 66 cents in the first quarter of 2013 compared to 64 cents in last year’s first quarter.

Chairman and Chief Executive Officer Ken Powell said this start has the company on pace to achieve its fiscal 2013 targets.  “Results for the first quarter were broadly consistent with our plans, and included sequential improvement in our volume and gross margin trends from the fourth quarter of 2012,” he said.

During the first quarter of 2013, General Mills launched more than 100 new products worldwide.  Products making the strongest contributions to net sales growth in the quarter included new items such as

Apple Cinnamon Chex and Fiber One Nutty Clusters & Almonds cereals, Nature Valley Protein Bars, Green Giant Seasoned Steamers vegetables, Progresso Recipe Starters cooking sauces and in Europe, Meringue and Raspberry Fondant Secret Sensations from Häagen Dazs.  Established brands including Honey Nut Cheerios cereal, Totino’s frozen snacks, Yoplait Greek yogurt, various Pillsbury refrigerated baked goods and in China, Wanchai Ferry frozen dim sum varieties also contributed strong sales gains.

U.S. Retail Segment Results

First-quarter net sales for General Mills’ U.S. Retail segment totaled $2.49 billion, down 1 percent from a year earlier.  Pound volume reduced net sales growth by 2 points, and price realization and mix contributed 1 point of net sales growth.  The Snacks, Baking Products, Meals and Small Planet Foods divisions each recorded net sales gains, while sales for Big G, Frozen Foods and Yoplait declined.  Higher promotional spending in the quarter supported introductory merchandising of new items and lower merchandised price points for certain established product lines; advertising and media expense was below strong year-ago levels.  Segment operating profit declined 2 percent to $575 million.

International Segment Results

First-quarter net sales for General Mills’ consolidated international businesses grew 27 percent to reach $1.09 billion.  Pound volume contributed 47 points of net sales growth, including 45 points of growth from acquisitions. Price realization and mix subtracted 11 points of net sales growth, and foreign currency subtracted 9 points of growth.  On a constant-currency basis, International segment net sales grew 36 percent overall, with gains of 51 percent in Europe and 28 percent in Canada including incremental contributions from the Yoplait International acquisition.  Both Latin America and the Asia / Pacific region posted 20 percent gains in constant-currency net sales. (Please see Note 8 below for reconciliation of this non-GAAP measure.)  International segment operating profit grew 56 percent to $126 million, including increased advertising and media expense.

Bakeries and Foodservice Segment Results

First-quarter net sales for the Bakeries and Foodservice segment totaled $472 million, 2 percent below year-ago results.  Pound volume contributed 2 points of net sales growth, while price realization and mix reduced net sales growth by 4 points.  Segment operating profit grew 10 percent in the quarter to $68 million, reflecting lower wheat costs year-over-year and higher earnings from grain merchandising.

Joint Venture Summary

Combined after-tax earnings from the Cereal Partners Worldwide (CPW) and Häagen Dazs Japan (HDJ) joint ventures totaled $23 million.  This was below strong sales-driven performance a year ago, primarily due to higher input costs and unfavorable foreign currency exchange effects for CPW.  Constant-currency net sales for CPW grew 1 percent in the quarter, and constant-currency net sales for HDJ were 4 percent above year ago levels.

Corporate Items

Unallocated corporate items totaled $21 million of income in this year’s first quarter compared to $88 million of expense a year ago.  Mark-to-market valuation of certain commodity positions represented an $82 million net decrease in expense in the first quarter of 2013 compared to a $38 million net increase in expense in last year’s first quarter. Excluding these mark-to-market effects, unallocated corporate items totaled a net $61 million of expense this year compared to a net $50 million of expense a year ago, primarily reflecting higher pension expense.  Restructuring expenses totaled $9 million in this year’s first quarter.  Net interest expense of $83 million was 3 percent below year ago levels, primarily due to changes in debt mix.  The effective tax rate was 22.7 percent in this year’s first quarter, reflecting a decrease in deferred income tax liabilities.  Excluding this discrete tax item, mark-to-market effects, and restructuring and integration costs, the adjusted effective tax rate was 31.4 percent in this year’s first quarter compared to 32.4 percent a year ago. (Please see Note 8 below for a reconciliation of this non-GAAP measure.)

Cash Flow Items

Cash provided by operating activities totaled $489 million in the quarter, up 11 percent from year-ago levels.  Capital investments totaled $141 million in the first quarter of 2013.  Dividends paid rose to $218 million, reflecting the 8 percent increase in the dividend rate year-over-year.  During the first quarter, General Mills repurchased approximately 7 million shares of common stock for a total of $272 million.  Average diluted shares outstanding totaled 667 million for the first quarter of 2013, generally in-line with year ago levels.

Outlook

Powell said, “In our core U.S. market, we are seeing slow improvement in price and volume trends across our retail food categories.  As we move into the second quarter, we’ll be putting full advertising support behind our new items, and we have planned strong levels of in-store merchandising across our product categories.  Outside the U.S., our established international businesses are showing good momentum and, beginning in the second quarter, results will include incremental contributions from Yoplait Canada and Yoki Alimentos in Brazil.”

The company reaffirmed its full-year fiscal 2013 EPS guidance of approximately $2.65, excluding mark-to-market effects, the net tax benefit, and restructuring and integration costs.

General Mills will hold a briefing for investors today, September 19, 2012, beginning at 8:30 a.m. Eastern time.  You may access the web cast from General Mills’ internet home page:  generalmills.com.

Adjusted diluted EPS, gross margin excluding mark-to-market effects, total segment operating profit, international sales excluding foreign currency translation effects, and adjusted effective tax rate are each non-GAAP measures.  Reconciliations of these measures to their relevant GAAP measures appear in Note 8 to the attached Consolidated Financial Statements.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook,” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	Aug. 26, 2012	Aug. 28, 2011	% Change
Net sales	$4,051.0	$3,847.6	5.3%
Cost of sales	2,422.7	2,401.1	0.9%
Selling, general, and administrative expenses	839.0	807.5	3.9%
Restructuring, impairment, and other exit costs	9.2	0.1	NM
Operating profit	780.1	638.9	22.1%
Interest, net	83.0	85.4	(2.8)%
Earnings before income taxes and after-tax earnings from joint ventures	697.1	553.5	25.9%
Income taxes	158.1	177.5	(10.9)%
After-tax earnings from joint ventures	23.1	28.3	(18.4)%
Net earnings, including earnings attributable to redeemable and noncontrolling interests	562.1	404.3	39.0%
Net earnings (loss) attributable to redeemable and noncontrolling interests	13.2	(1.3)	NM
Net earnings attributable to General Mills	$548.9	$405.6	35.3%
Earnings per share - basic	$0.84	$0.63	33.3%
Earnings per share - diluted	$0.82	$0.61	34.4%
Dividends per share	$0.330	$0.305	8.2%

	Quarter Ended
	Aug. 26, 2012	Aug. 28, 2011	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	40.2%	37.6%	260
Selling, general, and administrative expenses	20.7%	21.0%	(30)
Operating profit	19.3%	16.6%	270
Net earnings attributable to General Mills	13.5%	10.5%	300

	Quarter Ended
	Aug. 26, 2012	Aug. 28, 2011	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Gross margin	38.2%	38.6%	(40)
Operating profit	17.5%	17.6%	(10)
Net earnings attributable to General Mills	10.8%	11.1%	(30)

(a) See Note 8 for a reconciliation of this measure not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 26, 2012	Aug. 28, 2011	% Change
Net sales:
U.S. Retail	$2,493.9	$2,510.3	(0.7)%
International	1,085.5	856.3	26.8%
Bakeries and Foodservice	471.6	481.0	(2.0)%
Total	$4,051.0	$3,847.6	5.3%

Operating profit:
U.S. Retail	$575.1	$585.2	(1.7)%
International	125.8	80.7	55.9%
Bakeries and Foodservice	67.7	61.4	10.3%
Total segment operating profit	768.6	727.3	5.7%

Unallocated corporate items	(20.7)	88.3	(123.4)%
Restructuring, impairment, and other exit costs	9.2	0.1	NM
Operating profit	$780.1	$638.9	22.1%

	Quarter Ended
	Aug. 26, 2012	Aug. 28, 2011	Basis Pt Change
Segment operating profit as a % of net sales:
U.S. Retail	23.1%	23.3%	(20)
International	11.6%	9.4%	220
Bakeries and Foodservice	14.4%	12.8%	160
Total segment operating profit	19.0%	18.9%	10

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Aug. 26, 2012	Aug. 28, 2011	May 27, 2012
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,508.4	$338.2	$471.2
Receivables	1,473.5	1,504.0	1,323.6
Inventories	1,808.5	1,788.1	1,478.8
Deferred income taxes	63.2	13.4	59.7
Prepaid expenses and other current assets	363.8	452.7	358.1

Total current assets	5,217.4	4,096.4	3,691.4

Land, buildings, and equipment	3,603.5	3,565.2	3,652.7
Goodwill	8,207.7	8,301.4	8,182.5
Other intangible assets	4,723.7	4,935.8	4,704.9
Other assets	883.0	994.4	865.3

Total assets	$22,635.3	$21,893.2	$21,096.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,264.9	$1,181.9	$1,148.9
Current portion of long-term debt	1,441.1	1,125.9	741.2
Notes payable	1,682.1	1,022.7	526.5
Other current liabilities	1,587.4	1,553.5	1,426.6

Total current liabilities	5,975.5	4,884.0	3,843.2

Long-term debt	5,462.0	5,901.1	6,161.9
Deferred income taxes	1,127.5	1,417.1	1,171.4
Other liabilities	2,125.5	1,777.6	2,189.8

Total liabilities	14,690.5	13,979.8	13,366.3

Redeemable interest	851.6	904.4	847.8

Stockholders’ equity:

Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,288.7	1,293.0	1,308.4
Retained earnings	10,289.6	9,396.6	9,958.5
Common stock in treasury, at cost, shares of 109.8, 110.3 and 106.1	(3,346.1)	(3,251.1)	(3,177.0)
Accumulated other comprehensive loss	(1,662.5)	(1,014.7)	(1,743.7)

Total stockholders’ equity	6,645.2	6,499.3	6,421.7

Noncontrolling interests	448.0	509.7	461.0

Total equity	7,093.2	7,009.0	6,882.7

Total liabilities and equity	$22,635.3	$21,893.2	$21,096.8

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 26, 2012	Aug. 28, 2011
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$562.1	$404.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	139.2	125.5
After-tax earnings from joint ventures	(23.1)	(28.3)
Distributions of earnings from joint ventures	37.0	31.6
Stock-based compensation	38.3	44.5
Deferred income taxes	(51.2)	22.3
Tax benefit on exercised options	(18.1)	(12.4)
Pension and other postretirement benefit plan contributions	(5.5)	(3.9)
Pension and other postretirement benefit plan costs	32.6	19.4
Restructuring, impairment, and other exit income	(8.6)	(0.9)
Changes in current assets and liabilities, excluding the effects of acquisitions	(130.5)	(134.8)
Other, net	(83.4)	(26.5)
Net cash provided by operating activities	488.8	440.8
Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(140.6)	(132.8)
Acquisitions, net of cash acquired	(31.8)	(900.1)
Investments in affiliates, net	7.5	—
Proceeds from disposal of land, buildings, and equipment	0.3	0.3
Exchangeable note	14.5	(131.6)
Other, net	(3.5)	6.5
Net cash used by investing activities	(153.6)	(1,157.7)
Cash Flows - Financing Activities
Change in notes payable	1,155.9	712.6
Payment of long-term debt	(0.4)	(6.6)
Proceeds from common stock issued on exercised options	39.0	24.0
Tax benefit on exercised options	18.1	12.4
Purchases of common stock for treasury	(272.5)	(109.9)
Dividends paid	(217.8)	(200.3)
Distributions to noncontrolling and redeemable interest holders	(29.5)	—
Other, net	—	(0.3)
Net cash provided by financing activities	692.8	431.9
Effect of exchange rate changes on cash and cash equivalents	9.2	3.6
Increase (decrease) in cash and cash equivalents	1,037.2	(281.4)
Cash and cash equivalents - beginning of year	471.2	619.6
Cash and cash equivalents - end of period	$1,508.4	$338.2
Cash Flow from Changes in Current Assets and Liabilities, excluding the effects of acquisitions:
Receivables	$(143.8)	$(156.9)
Inventories	(324.0)	(135.3)
Prepaid expenses and other current assets	(5.4)	55.5
Accounts payable	176.9	70.9
Other current liabilities	165.8	31.0
Changes in current assets and liabilities	$(130.5)	$(134.8)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)         The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)         At the beginning of fiscal 2013, we realigned certain divisions within our U.S. Retail operating segment and certain geographic regions within our International operating segment. These realignments had no effect on previously reported consolidated net sales, operating segments’ net sales, operating profit, segment operating profit, net earnings attributable to General Mills or earnings per share.

(3)         On August 1, 2012, we acquired Yoki Alimentos S.A. (Yoki), a privately held food company headquartered in Sao Bernardo do Campo, Brazil, for an aggregate purchase price of $940 million, including $89 million of non-cash consideration for net debt assumed, subject to a purchase price adjustment based on Yoki’s final pre-acquisition balance sheet. Yoki operates in several food categories, including snacks, convenient meals, basic foods, and seasonings. We funded this transaction using cash available in our foreign subsidiaries and from commercial paper. We report our Brazilian operations on a one-month lag and will consolidate Yoki’s balance sheet and results of operations beginning with our second quarter of fiscal 2013. As of August 26, 2012, the $851 million of cash used to fund the acquisition is reported on our Consolidated Balance Sheets. The pro forma effects of this acquisition were not material.

(4)         In the first quarter of fiscal 2013, we recorded a $9 million restructuring charge related to a productivity and cost savings plan approved in the fourth quarter of fiscal 2012. The plan was designed to improve organizational effectiveness and focus on key growth strategies and included organizational changes to strengthen business alignment and actions to accelerate administrative efficiencies across all of our operating segments and support functions. During the quarter ended August 26, 2012, we recorded restructuring charges of $7 million related to our International segment, $2 million related to our U.S. Retail segment, and less than $1 million related to our Bakeries and Foodservice segment. These restructuring actions are expected to be completed by the end of fiscal 2014.

(5)         For the first quarter of fiscal 2013, unallocated corporate items totaled $21 million of income compared to $88 million of expense in the same period last year. We recorded an $82 million net decrease in expense related to the mark-to-market valuations of certain commodity positions and grain inventories in the first quarter of fiscal 2013, compared to a $38 million net increase in expense in the first quarter of fiscal 2012. In addition, pension expense increased $10 million as compared to the same quarter last year.

(6)         Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended
In Millions, Except per Share Data	Aug. 26, 2012	Aug. 28, 2011
Net earnings attributable to General Mills	$548.9	$405.6

Average number of common shares - basic EPS	650.4	647.9
Incremental share effect from: (a)
Stock options	12.4	14.4
Restricted stock, restricted stock units, and other	4.6	4.7
Average number of common shares - diluted EPS	667.4	667.0
Earnings per share - basic	$0.84	$0.63
Earnings per share - diluted	$0.82	$0.61

(a)         Incremental shares from stock options and restricted stock units are computed by the treasury stock method.

(7)         The effective tax rate for the first quarter of fiscal 2013 was 22.7 percent compared to 32.1 percent for the first quarter of fiscal 2012. The 9.4 percentage point decrease was primarily related to the restructuring of a subsidiary during the first quarter of fiscal 2013 which resulted in a $67 million decrease to deferred income tax liabilities related to the tax basis of the investment in the subsidiary and certain distributed assets, with a corresponding discrete non-cash reduction to income taxes in the first quarter of fiscal 2013.

(8)         We have included five measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) diluted earnings per share excluding mark-to-market valuation of certain commodity positions and grain inventories (“mark-to-market effects”), restructuring costs reflecting employee severance expense (“restructuring costs”), and a discrete tax item related to a subsidiary (“tax item”) (collectively, these three items are referred to as “certain items affecting comparability” in this footnote), (2) earnings comparisons as a percent of net sales excluding certain items affecting comparability, (3) total segment operating profit, (4) net sales growth rates for our International segment in total and by region excluding the impact of changes in foreign currency exchange, and (5) effective income tax rates excluding certain items affecting comparability. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted earnings per share and operating performance measures as calculated in accordance with GAAP.

Diluted EPS excluding certain items affecting comparability follows:

	Quarter Ended
Per Share Data	Aug. 26, 2012	Aug. 28, 2011
Diluted earnings per share, as reported	$0.82	$0.61
Mark-to-market effects (a)	(0.07)	0.03
Restructuring costs (b)	0.01	—
Tax item (c)	(0.10)	—
Diluted earnings per share, excluding certain items affecting comparability	$0.66	$0.64

(a)         See Note 5.

(b)         See Note 4.

(c)          See Note 7.

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follows:

	Quarter Ended
	Aug. 26, 2012		Aug. 28, 2011
In Millions	Value	Percent of Net Sales	Value	Percent of Net Sales
Comparisons as a % of Net Sales
Gross margin as reported (a)	$1,628.3	40.2%	$1,446.5	37.6%
Mark-to-market effects (b)	(81.6)	(2.0)%	37.7	1.0%
Adjusted gross margin	$1,546.7	38.2%	$1,484.2	38.6%

Operating profit as reported	$780.1	19.3%	$638.9	16.6%
Mark-to-market effects (b)	(81.6)	(2.0)%	37.7	1.0%
Restructuring costs (c)	9.0	0.2%	—	—%
Adjusted operating profit	$707.5	17.5%	$676.6	17.6%

Net earnings attributable to General Mills as reported	$548.9	13.5%	$405.6	10.5%
Mark-to-market effects, net of tax (b)	(51.4)	(1.3)%	23.8	0.6%
Restructuring costs, net of tax (c)	7.5	0.2%	—	—%
Tax item (d)	(66.7)	(1.6)%	—	—%
Adjusted net earnings attributable to General Mills	$438.3	10.8%	$429.4	11.1%

(a)         Net sales less cost of sales.

(b)         See Note 5.

(c)          See Note 4.

(d)         See Note 7.

A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

The reconciliation of International segment and region net sales growth rates as reported to growth rates excluding the impact of foreign currency exchange below demonstrates the effect of foreign currency exchange rate fluctuations from year to year. To present this information, current period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

	Quarter Ended Aug. 26, 2012
	Percentage Change in Net Sales as Reported (a)	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant Currency Basis
Europe	36%	(15	)pts	51%
Canada	23	(5)		28
Asia/Pacific	17	(3)		20
Latin America	14	(6)		20
Total International	27%	(9	)pts	36%

(a)         See Note 2.

A reconciliation of the effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability follows:

	Quarter Ended
	Aug. 26, 2012		Aug. 28, 2011
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$697.1	$158.1	$553.5	$177.5
Mark-to-market effects (b)	(81.6)	(30.2)	37.7	13.9
Restructuring costs (c)	9.0	1.5	—	—
Tax item (d)	—	66.7	—	—
As adjusted	$624.5	$196.1	$591.2	$191.4
Effective tax rate:
As reported		22.7%		32.1%
As adjusted		31.4%		32.4%

(a)         Earnings before income taxes and after-tax earnings from joint ventures.

(b)         See Note 5.

(c)          See Note 4.

(d)         See Note 7.